Exhibit 99.1

For Immediate Release

Contact:

John M. Presley

Managing Director and CEO

804-273-1254

JPresley@1capitalbank.com

Or

William W. Ranson

Senior Vice President and CFO

804-273-1160

WRanson@1capitalbank.com

First Capital Bancorp, Inc.

Reports Continued Improvement in Core Operating Results

October 20, 2010, Glen Allen, Virginia. – First Capital Bancorp, Inc. (the “Company”) (NASDAQ: FCVA) parent company to First Capital Bank (“the Bank”) reported today its financial results for the third quarter of 2010. For the three months ended September 30, 2010, the Company had net income of $636 thousand and net income available to common shareholders of $466 thousand, or $0.16 per fully diluted share, compared to net income of $405 thousand and net income available to common shareholders of $236 thousand, or $0.08 per fully diluted share, for the same period in 2009. For the nine months ended September 30, 2010, the Company had a net loss of $2.5 million and net loss available to common shareholders of $3.0 million, or ($1.01) per fully diluted share, compared to a net loss of $224 thousand and a net loss available to common shareholders of $557 thousand, or ($0.19) per fully diluted share, for the same period in 2009.

Total assets at September 30, 2010 were $541.1 million, up $10.7 million, or 2.0% from December 31, 2009. Total loans, net of allowance, increased $329 thousand to $397.4 million. Deposits increased $6.7 million to $428.8 million, up 1.6% from December 31, 2009. The deposit growth was has been exclusively in noninterest-bearing deposits which increased $6.5 million from December 31, 2009.

Core operating results as measured by pre-provision, pre-tax earnings continued to show significant improvement on a quarterly basis. For the three months ended September 30, 2010, pre-provision, pre-tax earnings were $1.3 million, up $308 thousand from $980 thousand for the quarter ended

June 30, 2010 and up $304 thousand from $984 thousand for the quarter ended September 30, 2009. For the nine months ended September 30, 2010, pre-provision, pre-tax earnings were $3.2 million up from $1.4 million for the comparable period in 2009.

John Presley, Managing Director and CEO of First Capital Bancorp stated “Core operating metrics continue to improve as third quarter net income before dividends was the highest in the company’s history. Net interest income continues to rise even as we position the balance sheet to be more neutral to changes in interest rates. We feel that these metrics coupled with our elevated levels of Loan Loss Reserves and more than adequate levels of capital, position the company well as we come out of these extreme economic conditions.”

	Three Months Ended September 30,		Nine Months Ended September 30,		Quarter Ended June 30, 2010
	2010	2009	2010	2009
Pre-provision, pre-tax income	$1,288	$984	$3,224	$1,442	$980
Provision for loan losses	375	380	7,121	1,690	6285

Income (loss) before income tax	913	604	(3897)	(248)	(5305)
Income tax (benefit)	277	199	(1413)	(24)	(1833)

Net income (loss)	$636	$405	$(2,484)	$(224)	$(3,472)

Contributing to the improvement in pre-provision, pre-tax earnings was the improvement in net interest margin. For the quarter ended September 30, 2010, net interest margin increased 55 basis points to 3.24% from 2.71% for the third quarter of 2009 and increased 18 basis points from 3.06% for the second quarter of 2010. This improvement in net interest margin is attributable to decreasing cost of interest-bearing liabilities. Interest-bearing liabilities were 2.20% for the third quarter of 2010 down 78 basis points from 2.98% for the third quarter of 2009 and down 15 basis points from the second quarter of 2010. The Company expects the net interest margin to continue to improve as the rate environment continues to allow for reduced funding costs.

Net interest income increased $879 thousand or 26.4% to $4.2 million for the three months ended September 30, 2010 compared to $3.3 million for the three months ended September 30, 2009. For the nine months ended September 30, 2010 net interest income increased to $12.0 million, a $3.3 million or 37.1% increase over the same period in 2009. The increase in quarter over quarter net interest income was due to relatively stable loan portfolio yields and a decrease in total funding costs.

Provisions for loan losses amounted to $375 thousand for the three months ended September 30, 2010 compared to $380 thousand for the same period in 2009. The decrease in the provision for loan losses in 2010 reflects management’s recognition of higher provisions in previous periods attributable to the Bank’s current level of nonperforming assets. We continue to focus on improving overall asset quality in these uncertain economic times while the level of nonperforming assets remains significant.

The following table reflects details related to asset quality and allowance for loan losses of First Capital Bank:

	Sept 30, 2010	Jun 30, 2010	Mar 31, 2010	Dec 31, 2009	Sept 30, 2009
	(Dollars in thousands)
Nonaccrual loans	$13,146	$11,185	$6,505	$3,607	$3,936
Restructured loans	3,390	3,390	3,390	3,390	3,390
Loans past due 90 days and accruing interest	765	50	3,336	—	—

Total nonperforming loans	17,301	14,625	13,231	6,997	7,326
Other real estate owned	2,851	2,102	3,014	3,388	2,646

Total nonperforming assets	$20,152	$16,727	$16,245	$10,385	$9,972

	Sept 30, 2010	Jun 30, 2010	Mar 31, 2010	Dec 31, 2009	Sept 30, 2009
	(Dollars in thousands)
Allowance for loan losses
Beginning balance	$11,482	$6,800	$6,600	$6,317	$6,044
Provision for loan losses	375	6,285	461	595	380
Net charge-offs	833	1,603	261	312	107

Ending balance	$11,024	$11,482	$6,800	$6,600	$6,317

Allowance for loan losses to period end loans	2.70%	2.78%	1.65%	1.64%	1.60%
Nonperforming assets to total loans & other real estate	4.90%	4.03%	3.90%	2.55%	2.51%
Nonperforming assets to total assets	3.72%	3.06%	3.03%	1.96%	1.95%
Allowance for loan losses to nonaccrual loans	83.85%	102.65%	104.53%	182.98%	160.48%

In the last 11 quarters, the company has increased its allowance for loan losses by $12.3 million while net charge-offs totaled $3.8 million over the same period. At the same time, the Company’s capital position remains strong. At September 30, 2010, the Company and the Bank exceeded all regulatory capital requirements and were classified as well-capitalized for regulatory capital purposes.

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provision
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
As of September 30, 2010
Total capital to risk weighted assets
Consolidated	$54,944	13.18%	$33,349	8.00%	$41,687	10.00%
First Capital Bank	$53,260	12.78%	$33,329	8.00%	$41,661	10.00%
Tier 1 capital to risk weighted assets
Consolidated	$48,508	11.64%	$16,675	4.00%	$25,012	6.00%
First Capital Bank	$46,824	11.24%	$16,664	4.00%	$24,996	6.00%
Tier 1 capital to average adjusted assets
Consolidated	$48,508	8.93%	$21,739	4.00%	$27,173	5.00%
First Capital Bank	$46,824	8.62%	$21,726	4.00%	$27,158	5.00%

First Capital Bank President and CEO Bob Watts noted “Our focus in this environment continues to be protecting shareholder value and building a financial services company that survives in times like these and thrives in more traditional business environments. We have a defined process and special assets team dedicated to aggressively and proactively working through troubled loans. While fighting the battles of a heavily depressed real estate market, we are encouraged by the results of our special assets team, and we remain well capitalized, with sound liquidity, strong reserves, and highly valued relationships.”

Noninterest expense increased $626 thousand or 24.6% for the three months ended September 30, 2010 as compared to the same period in 2009. The majority of the increase can be attributed to three areas: key additions to the lending and management team as Salaries and Employee benefits increased by $299 thousand for the three month period ending September 30, 2010, $202 thousand in Other Expenses related to the write down of assets carried in Other Real Estate Owned to better reflect the market value of those assets and cost associated with Other Real Estate Owned, and legal and professional fees associated with resolution of problem loans increased by approximately $153 thousand.

The Company currently operates seven branches in Innsbrook, Chesterfield Towne Center, near Willow Lawn on Staples Mill Road, in Ashland, at Three Chopt and Patterson in Henrico County, at the James Center in downtown, Richmond, and our newest branch in Bon Air, Chesterfield County.

Readers are cautioned that this press release contains forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current knowledge, assumptions, and analyses, which it believes are appropriate in the circumstances regarding future events, and may address issues that involve significant risks including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in general economic, competitive, and business conditions; significant changes in or additions to laws and regulatory requirements; and significant changes in securities markets. Additionally, such aforementioned uncertainties, assumptions, and estimates, may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

First Capital Bank…Where People Matter.

First Capital Bancorp, Inc.

Financial Highlights

(Dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Selected Operating Data:

Interest income	$6,755	$6,490	$19,902	$18,630
Interest expense	2,549	3,164	7,873	9,861

Net interest income	4,206	3,326	12,029	8,769
Provision for loan losses	375	380	7,121	1,690
Noninterest income	251	201	799	588
Noninterest expense	3,169	2,544	9,604	7,915

Income before income tax	913	603	(3,897)	(248)
Income tax expense	277	198	(1,413)	(24)

Net (loss) income	$636	$405	$(2,484)	$(224)

Less: Preferred dividends	$170	$137	$508	$333

Net (loss) income available to common shareholders	$466	$268	$(2,992)	$(557)

Income per share
Basic	$0.16	$0.09	$(1.01)	$(0.19)

Diluted	$0.16	$0.09	$(1.01)	$(0.19)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Balance Sheet Data:

Total assets	$541,099	$510,918	$541,099	$510,918
Loans, net	397,449	$389,755	$397,449	389,755
Deposits	428,834	$403,831	$428,834	403,831
Borrowings	63,614	$58,100	$63,614	58,100
Stockholders’ equity	44,975	$46,470	$44,975	46,470
Book value per share	$11.61	$12.15	$12	$12.15
Total shares outstanding	2,971,171	2,971,171	$2,971,171	2,971,171

Asset Quality Ratios
Allowance for loan losses	$11,023	$6,317	$11,023	$6,317
Nonperforming assets	20,338	9,972	20,538	9,972
Net charge-offs	833	107	2,698	433
Allowance for loan losses to total loans	2.70%	1.60%	2.70%	1.60%
Nonperforming assets % of total loans & OREO	4.90%	2.50%	4.90%	2.50%
Net charge-off to average loans	0.20%	0.11%	0.65%	0.04%

Selected Performance Ratios:
Return on average assets	0.46%	0.32%	-0.62%	-0.06%
Return on average equity	5.68%	3.53%	-7.19%	-0.71%
Net interest margin	3.24%	2.71%	3.24%	2.54%